Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

CONTACT:	Media (Laura Plumb) 813.228.1572	Investors (Mark Kane) 813.228.1772

TECO POWER SERVICES REACHES AGREEMENT TO SELL HARDEE POWER STATION FOR $115 MILLION PLUS ASSUMPTION OF DEBT

Tampa, Florida – August 26, 2003 – TECO Energy’s TECO Power Services subsidiary today announced that it has signed an agreement to sell its interest in the 370-megawatt Hardee Power Station in Florida to GTCR and Invenergy for $115 million and the assumption of all outstanding project-related debt. The transaction is expected to close by the end of September, subject to certain regulatory and lender approvals. TECO Energy expects to record an estimated $60-million book gain (pre-tax) on the sale and net incremental cash of approximately $110 million. Merrill Lynch is advising TPS in the transaction.

Chairman and CEO Robert D. Fagan said, “This transaction will further strengthen TECO Energy’s financial position. In April, we identified a number of potential assets that could be sold to improve our financial position, including Hardee Power Station. With this agreement, we’ve demonstrated our commitment to the plan, and our continued refocus on our regulated utility operations.”

The Hardee Power Station will continue to serve both Seminole Electric Cooperative and Tampa Electric under established long-term power purchase contracts. A TECO Power Services subsidiary will continue to operate the facility after the change of ownership.

TECO Power Services is a subsidiary of TECO Energy, Inc. (NYSE: TE), a diversified, energy-related holding company headquartered in Tampa, Florida. Other TECO Energy businesses include Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal and TECO Solutions. For more information, visit online: www.tecoenergy.com.

Formed in 2001, Chicago-based Invenergy is a developer, owner and operator of power generation and energy delivery assets. Invenergy is led by Michael Polsky, previously CEO of SkyGen Energy. Partnered with GTCR Golder Rauner LLC, a leading private equity firm, Invenergy is pursuing acquisitions of large-scale power plants currently being divested by utilities, IPPs and financial institutions. For more information, visit www.inveneryllc.com.

Founded in 1980, GTCR Golder Rauner is a leading private equity investment firm currently managing more than $6 billion of equity capital invested in a wide range of companies and industries. For more information, visit www.gtcr.com.

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